Exhibit 10.7

EMPLOYEE NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

THIS EMPLOYEE NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of this 17th day of August, 2000 by and between DQE FINANCIAL CORP., its successors and assigns (“Company”) and WILLIAM F. FIELDS (“Employee”).

WHEREAS, Employee currently serves as President of Company; and

WHEREAS, as of the date hereof, Employee is being granted stock options pursuant to the DQE Long-Term Incentive Plan (the “Grant”).

NOW, THEREFORE, in consideration of the Grant and the enhanced severance benefits as set forth below, and intending to be legally bound, Employee agrees to the following terms and conditions:

1. Severance Benefits. (a) In the event the Company terminates Employee’s employment without Cause (as defined below), Employee shall be entitled to salary continuance for twelve (12) months and benefits then enjoyed by Employee if and to the extent permitted by law until Employee gains employment at which time Employee shall have the obligation to notify the Company and such benefits (but not salary continuance) shall cease. Under no circumstances will Employee be entitled to more than one (1) year of severance benefits. For purposes of this Agreement, “Cause” shall mean any of the following that is demonstrably and materially injurious to the interest, property, operations, business or reputation of the Company or any of its affiliates: (i) Employee’s breach of (A) the Guidelines for Ethical Conduct of DQE and its Family of Companies; or (B) the Rules of Conduct set forth in Section Six of the DQE Policy Manual, each as in effect from time to time; (ii) Employee’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its affiliates; Employee’s perpetration or attempted perpetration of fraud, or his participation in fraud or attempted fraud, on Company or its affiliates; or Employee’s unauthorized appropriation of, or his intentional attempt to misappropriate, any tangible or intangible assets or property of Company or its affiliates; or (iii) any act or acts of disloyalty, misconduct, or moral turpitude by Employee or Employee’s conviction of a crime.

(b) Notwithstanding any provision herein to the contrary, Company shall not have any obligation to pay any amount or provide any benefit, as the case may be, under this Agreement, unless and until Employee executes (i) a release of Company, its affiliates and related parties, in such form as Company may reasonably request, of all claims against Company, its affiliates and related parties relating to Employee’s employment and termination thereof and (ii) an agreement to continue to comply with, and be bound by, Sections 2, 3, 4, 5, 6 and 7 of this Agreement.

2. Non-Disclosure Of Confidential Information. Employee acknowledges that all Confidential Information shall at all times remain the property of the Company and its affiliates (i.e., another company the majority interest of which is owned by the Company or by a parent or subsidiary of the Company). “Confidential Information” means all information disclosed to Employee or known by Employee as a consequence of or through Employee’s employment, which is not generally known in the industry in which the Company and/or an affiliate is or may become engaged, about the Company’s or an affiliates’ business, products, processes, and services, including but not limited to information relating to research, development, inventions, computer program designs, flow charts, source and object codes, products and services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It includes, but is not limited to, proprietary information and trade secrets of the Company and its affiliates. It will be presumed that information supplied to the Company and its affiliates from outside sources is Confidential Information unless and until it is designated otherwise.

Employee will safeguard and maintain on the premises of the Company, to the extent possible in the performance of Employee’s work for the Company, all documents and things that contain or embody Confidential Information. Except as required as part of Employee’s duties to the Company, Employee will not, during his employment by the Company, or thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information without having first obtained written permission from the Company to do so.

3. Inventions. All Inventions made or conceived by Employee, either solely or jointly with others, (i) during Employee’s employment by the Company and (ii) within one (1) year after termination of such employment, whether or not such Inventions are made or conceived during the hours of Employee’s employment or with the use of the Company’s facilities, materials, or personnel, will be the property of the Company or its nominees. “Invention” means discoveries, concepts, and ideas, whether patentable or not, including, but not limited to apparatus, processes, methods, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective activities of the Company and its affiliates.

Employee will, without royalty or any other additional consideration:

(a) inform the Company promptly and fully of such Inventions by written reports, setting forth in detail a description, the operation and the results achieved;

(b) assign to the Company all Employee’s right, title, and interest in and to such Inventions, any applications for United States and foreign Letters Patent, any continuations, divisions, continuations-in-part, reissues, extensions or additions thereof filed for upon such Inventions and any United States and foreign Letters Patent;

(c) assist the Company or its nominees, at the expense of the Company, to obtain, maintain and enforce such United States and foreign Letters Patent for such Inventions as the Company may elect; and

(d) execute, acknowledge, and deliver to the Company at its expense such written documents and instruments, and do such other acts, such as giving testimony in support of Employee’s inventorship and invention, as may be necessary in the opinion of the Company to obtain, maintain or enforce the United States and foreign Letters Patent upon such Inventions and to vest the entire right and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions.

4. Works. All Works created by Employee during his employment by the Company will be and remain exclusively the property of the Company. “Works” means all material and information created by Employee in the course of or as a result of Employee’s employment by the Company which is fixed in a tangible medium of expression, including, but not limited to, notes, drawings, memoranda, correspondence, documents, records, notebooks, flow charts, computer programs and source and object codes, regardless of the medium in which they are fixed.

Each such Work is a “work for hire” and the Company may file applications to register copyright as author thereof. Employee will take whatever steps and do whatever acts the Company requests, including, but not limited to, placement of the Company’s proper copyright notice on such Works to secure or aid in securing copyright protection and will assist the Company or its nominees in filing applications to register claims of copyright in such works. Employee will not reproduce, distribute, display publicly, or perform publicly, alone or in combination with any data processing or network system, any Works of the Company without the written permission from the Company.

5. Restrictions on Competition. Employee covenants and agrees that during the period of Employee’s employment hereunder and for a period of one (1) year following the termination of Employee’s employment for any reason, including, without limitation, termination by Company for cause or without cause, Employee shall not engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder, or otherwise, alone or in association with any other person, corporation or other entity, in any business in the United States of America which is a “Competing Business”; provided, however, that Employee shall have the right to accept employment with a Competing Business whose business is diversified, if the employment is with a part of that business which is not a Competing Business and if, prior to accepting such employment, Employee furnishes written assurances reasonably satisfactory to the Company from such Competing Business and from Employee that Employee will not render services directly or indirectly in connection with any “Competing Product.” For purposes of this Agreement, the term Competing Business shall mean any person, corporation, or other entity which sells or attempts to sell any services which are the same or similar to the services offered by the Company at any time and from time to time during the last two (2) years prior to the termination of Employee’s employment from the Company. “Competing Product” means any product, process, or service of any person or organization other than the Company, which competes with a product, process or service of the Company or its subsidiaries, upon or with which Employee works during the term of Employee’s employment by the Company, or about which Employee acquires Confidential Information during the term of Employee’s employment. Employee recognizes that the Company conducts or intends to conduct business within the geographic area set forth herein, and therefore, Employee agrees that this restriction is reasonable and necessary to protect Company’s business.

6. Nonsolicitation Of Customers And Suppliers. Employee agrees that for a period of two (2) years following the termination of Employee’s employment with the Company for any reason, whether terminated for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with, any customer, supplier, or prospective customer or supplier of the Company or an affiliate of the Company with whom Employee had direct or indirect contact or about whom Employee may have acquired any knowledge while employed by the Company.

7. Solicitation Of Employees. Employee agrees that, during Employee’s employment with the Company and for a period of two (2) years following termination of the Employee’s employment with the Company, whether terminated with cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or an affiliate of the Company to leave the Company or an affiliate for any reason whatsoever, or hire or solicit the services of any employee of the Company or an affiliate.

8. Enforcement. Employee understands and agrees that any violation of this Agreement shall be deemed material to continuing employment and could result in disciplinary action up to and including termination. Employee acknowledges that the legal remedy available to the Company and its affiliates for any breach of covenants on the part of Employee will be inadequate, and, therefore, in the event of any threatened or actual breach of this Agreement, the Company or an affiliate shall be entitled to specific enforcement of this Agreement through injunctive or other equitable relief in a court with appropriate jurisdiction. The existence of any claim or cause of action by Employee or another against the Company or an affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company or an affiliate of this Agreement.

9. Obligations Survive Termination Of Employment. Termination of Employee’s employment, whether voluntary or involuntary, whether for cause or without cause, shall not impair or relieve Employee of any of Employee’s obligations hereunder. Upon termination of Employee’s employment, for whatever reason, or upon request by the Company, Employee will deliver to the Company the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence, documents, records, notebooks, computer disks and computer tapes and other repositories of Confidential Information and Inventions then in Employee’s possession or under Employee’s control, whether prepared by Employee or by others. Upon termination of Employee’s employment, for whatever reason, or upon request by the Company, Employee will deliver to the Company the originals and all copies of Works then in Employee’s possession or under Employee’s control.

10. At-Will Employment. Employee shall be employed at the pleasure of Company, for no definite term, unless otherwise provided by a separate writing authorized by

Employee and the Company. This means that either party may terminate the employment relationship at any time for any or no reason.

11. Binding Effect. This Agreement shall bind Employee, Employee’s heirs, and Employee’s assigns, and may be assigned by the Company with transfer of assets of the Company’s business to which it relates. The substantive law of the Commonwealth of Pennsylvania shall apply in matters relating to this Agreement.

12. Authorization to Modify Restrictions. It is an intention of the parties that the provisions of this Agreement shall be enforceable to the fullest extent permissible by law, and that the unenforceability of any provision, in whole or in part, shall not render unenforceable, or impair, the remaining parts and provisions of this Agreement. If any provision of this Agreement shall be deemed unenforceable, in whole or in part, this Agreement shall be deemed amended to delete or modify the offending part and to alter the Agreement to render it valid and enforceable.

13. Employee Acknowledgments. Employee acknowledges that Employee has read and understands the provisions of this Agreement, that Employee has been given an opportunity for Employee’s legal counsel to review this Agreement and that the provisions of this Agreement are reasonable and that Employee has received a copy of this Agreement.

IN WITNESS WHEREOF, this parties have executed this Agreement as of the date first above written.

WITNESS:

/s/ Patricia D. Joyce	/s/ William F. Fields
WILLIAM F. FIELDS

WITNESS:	DQE FINANCIAL CORP.

/s/ John R. Schmitt	By:	/s/ John F. Fulgoney
	Title:	VP-Legal